Exhibit 10.1

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2026 by and between Christopher M. Ensey, a resident of Puerto Rico (“Executive”), and Volato Group, Inc., a Delaware corporation (the “Company”). The “Effective Date” of this Agreement shall be September 11, 2026, which is the date Executive started providing services to the Company. Executive and the Company are each sometimes referred to herein as a “Party” and are collectively sometimes referred to herein as the “Parties”.

WITNESSETH

WHEREAS, the Company, Volato Alignment Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Alignment Engine Inc. (“Aligned”) are parties to that certain Agreement and Plan of Merger, dated as of August 25, 2026 (the “Merger Agreement”), pursuant to which Aligned has merged with and into Volato Alignment Merger Sub, LLC, with Volato Alignment Merger Sub, LLC continuing as the surviving company and a wholly owned subsidiary of the Company;

WHEREAS, until the closing of the transactions contemplated by the Merger Agreement, Ensey served as the Chief Executive Officer of Aligned, and as of the Effective Time has served as Chief Executive Officer and a director of the Company and as a Manager of the surviving company;

WHEREAS, the Parties desire to enter into this Agreement for the purpose of memorializing the terms and conditions upon which Executive, in his individual capacity as an independent contractor, will provide executive management services to the Company and serve as its Chief Executive Officer.

NOW, THEREFORE, in consideration of Executive’s continued provision of services to the Company, as successor to Aligned, and the Parties’ covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

A G R E E M E N T

1. Engagement and Duties. The Company hereby engages Executive, in his individual capacity as an independent contractor, to provide executive management services to the Company and to serve as its Chief Executive Officer. In such capacity, during the Term, Executive will report directly to the Company’s board of directors (the “Board”) and will (a) render administrative and management services customarily performed by persons in similar executive capacities, (b) promote the business of the Company, and (c) perform such other duties as the Board may from time to time reasonably direct, including normal duties of an officer of the Company (collectively, the “Duties” and, together with the other services contemplated hereby, the “Services”). During the Term, Executive will devote his best efforts and such business time and attention as is reasonably necessary to the business and affairs of the Company and performance of the Services. Executive intends to perform the Services principally from his office and principal residence in Puerto Rico, with such travel as is reasonably necessary. Subject to the authority and oversight of the Board required by applicable law, the Company’s organizational documents and Executive’s fiduciary duties as an officer and director, Executive shall retain reasonable discretion regarding the manner, means, location and scheduling by which the Services are performed. Executive may engage in other activities that do not materially interfere with the Services or conflict with Executive’s duties to the Company. Executive will act in the best interest of the Company. The effectiveness of this Agreement is expressly conditioned upon consummation of the transactions contemplated by the Merger Agreement, and this Agreement shall be null and void if such transactions are not completed.

2. Compensation. During the Term, Executive will be entitled to receive the fees and other compensation set forth in this Section as consideration for the Services rendered under this Agreement.

(a) Annual Services Fee. Executive will receive an annual services fee (the “Annual Services Fee”) at the rate of $400,000 per year. The Annual Services Fee will be paid in equal monthly installments, or on such other mutually agreed schedule as the Parties may establish, and shall not be paid through the Company’s employee payroll except to the extent required by applicable law. The Annual Services Fee will be periodically reviewed, at least annually, by the Board for the purpose of determining whether an adjustment is appropriate.

(b) Restricted Stock Grant as Additional Services Consideration. Subject to approval by the Board, shareholder approval to the extent required, and execution by Executive of a Restricted Stock Award Agreement in form and substance reasonably satisfactory to the Company, Executive will be granted a restricted stock award of restricted shares of Company common stock (the “Restricted Shares”) pursuant to the Company’s new equity incentive plan to be submitted to its shareholders for approval at the next annual meeting (the “Plan”). The Restricted Shares are granted as additional consideration for the Services provided under this Agreement and not as wages or employee benefits. The number of Restricted Shares granted shall be an amount equivalent to five percent (5%) of the Company’s capitalization on a fully diluted basis as of the date of this Agreement. Following grant, the Restricted Shares shall vest upon the Company’s achieving the milestones set forth below:

Tranche	Market Capitalization (based upon 60 trading day average) *	Contracted Capacity**	Equity Vesting
T1	$2.5 billion	~63 MW	1%
T2	$4.2 billion	~105 MW	1%
T3	$7.0 billion	~175 MW	1%
T4	$11.0 billion	~275 MW	1%
T5	$17.0 billion	~400 MW	1%
Total			5%

* Net of any capital raised by the Company

** Signed/non cancelable customer contracts or delivered capacity

Until vested, the Restricted Shares are subject to forfeiture. Upon termination of Executive’s service relationship with the Company for any reason, any unvested Restricted Shares shall be forfeited to the Company unless otherwise agreed by the Company and Executive; provided, however, that if the Company terminates Executive’s Services without Cause or Executive terminates the Services for Good Reason, if the contracted capacity milestone required for vesting has been achieved, and the Company’s market capitalization falls between tranche 1 and tranche 4, then the unvested Restricted Shares shall vest proportionately based on the percentage that the actual market capitalization bears to the next tranche level. For example, in the event the market capitalization is $14 billion at the time of termination, then 82% of the shares that would have vested had the market capitalization been $17 billion shall become vested in connection with the Change in Control.

A Change in Control (as defined herein) of the Company shall not accelerate the vesting of any unvested Restricted Shares, provided, however, that if the contracted capacity milestone required for vesting has been achieved, in the event the aggregate consideration received by the Company or its stockholders in connection with the Change in Control is in excess of any market capitalization tranche between tranche 1 and tranche 4, then the unvested Restricted Shares shall vest proportionately based on the percentage that the amount of the aggregate consideration received bears to the next tranche level. For example, in the event aggregate consideration received in the Change in Control is $14 billion, then 82% of the shares that would have vested had the market capitalization been $17 billion shall become vested in connection with the Change in Control.

For purposes of this Agreement, a “Change in Control” means:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) beneficial ownership (as contemplated in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the voting power of the then outstanding securities of the Company; provided that a Change in Control will not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); and provided further that ownership or control of the Company’s voting securities, individually or collectively, by any benefit plan sponsored by the Company or any Affiliate will not constitute a Change in Control;

(B) The consummation of a merger, consolidation, or similar extraordinary event involving the Company and another entity where the stockholders of the Company, immediately prior to the merger, consolidation or similar extraordinary event, will not beneficially own, immediately after the merger, consolidation or similar extraordinary event, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(C) The sale, transfer or assignment of all or substantially all of the assets of the Company; or

(D) During any 12-month period after the Effective Date, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least a majority of the directors who were not directors at the beginning of such period, was approved by a vote of at least two-thirds of the directors then in office at the time of such election or nomination who either (A) were directors at the beginning of such period or (B) whose appointment, election or nomination for election was previously so approved.

Notwithstanding the foregoing, the Board may modify the definition of a Change in Control as the Board deems appropriate to comply with Section 409A of the Code and regulations or other guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”).

(c) Time Away From Services; No Employee Benefits.

(i) Executive may take up to four (4) weeks during each calendar year during which Executive is not required to provide Services, at times reasonably coordinated with the Board so as not to materially interfere with the Company’s business. Such periods are part of the overall service arrangement, do not constitute paid time off or employee leave, do not accrue, and have no cash value upon termination of this Agreement.

(ii) Executive is engaged as an independent contractor and shall not be eligible to participate in any employee benefit plan, paid leave program, retirement plan, health or welfare plan, unemployment program or other benefit maintained by the Company for its employees, except to the extent participation is expressly required by applicable law.

3. Reimbursement of Expenses. The Company will reimburse Executive for reasonable, actual expenses, against presentation of vouchers, receipts or other documentation satisfactory to the Company, for expenses that are properly incurred by him during the Term in the performance of the Duties and consistent with the Company’s expense reimbursement policies from time to time in effect.

4. Indemnification and Insurance. The Company shall maintain Directors and Officers (“D&O”) liability insurance coverage at commercially reasonable levels. Such D&O coverage shall survive Executive’s termination. the Company and Executive shall enter into an Indemnification Agreement in the form consistent with such agreement to which Company’s other officers and directors are parties, as a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company regarding the Company’s indemnification obligations.

5. Covenants to Protect the Company’s Business. Executive acknowledges and confirms Executive’s obligations under the applicable proprietary information, inventions assignment, confidentiality and restrictive covenant agreement in favor of Aligned or the Company, as applicable, a copy of which is attached hereto as Exhibit A (the “Business Protection Agreement”). References in any such agreement to employment shall, solely for purposes of this Agreement, be construed to include Executive’s service relationship with the Company to the extent appropriate.

6. No Disparagement. Except as required by applicable law, the rules or regulations of any governmental or self-regulatory organization having jurisdiction over the Company and/or Executive, or legal process, the Company will not, by any verbal, written, or electronic expression or communication (including through the use of any social or professional networking websites and/or blogs), or by any other deed or act of communication, disparage, criticize, condemn, or impugn the Company, or any of its owners, managers, officers, or personnel, or their reputations, actions, services, products, writings, policies, practices, procedures, or advertisements.

7. Return of Materials; No Access. Upon the request of the Company and, in any event, upon termination of Executive’s service relationship with the Company, Executive shall deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials containing trade secrets or confidential information, whether made or compiled by Executive or furnished to Executive from any source by virtue of Executive’s service relationship with the Company (the “Property”). After termination of Executive’s service relationship with the Company, Executive shall not take any action to preserve or regain access to any Property through any means, including, without limitation, access to the facilities of the Company or through a computer or other digital or electronic means.

8. Remedies; Waiver.

(a) Violation of Business Protection Covenants. Executive acknowledges that a violation by him of any provision of the Business Protection Agreement (the “Business Protection Covenants”) may cause irreparable injury to the Company, and that there may be no adequate remedy at law for such violation. Therefore, Executive agrees that, in addition to any other remedies for his violation of the Business Protection Covenants available to the Company, which will include the recovery of all damages incurred, as well as reasonable attorney’s fees and other costs, the Company will have the right, in the event of the breach or threatened breach of any provision of the Business Protection Covenants, to seek an injunction and/or temporary restraining order against such breach or threatened breach and/or to specifically enforce the Business Protection Covenants, and, in the case of a breach of any of the restrictive covenants set forth in in the Business Protection Agreement, the duration of such covenants will be extended by the period of the breach and any litigation with respect thereto.

(b) Remedies in General. The remedies provided in this Agreement are not exclusive, and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively as permitted by law. The prevailing Party in any action, suit or proceeding arising out of or relating to this Agreement will be entitled to recover all costs and reasonable attorneys’ fees from the non-prevailing Party. The failure of a Party to fully enforce any provision of this Agreement will not be deemed to be a waiver of such provision or any part thereof, and the waiver by a Party of any provision of this Agreement will not be deemed to be a waiver of any other provision of this Agreement or a waiver with respect to any other incidence of non-compliance therewith. No waiver will be effective unless in writing and signed by the Party so waiving.

9. Transfer Limitations. Executive agrees that, while he is providing Services to the Company, with respect to any vested shares of Company common stock owned by him, whether acquired pursuant to a stock grant, the exercise of warrants, the conversion of convertible notes or otherwise (collectively, the “Executive Shares”), he will only sell such shares in accordance with Company policies and procedures and pursuant to the terms of a qualifying Rule 10b5-1 trading plan.

10. Termination of Services.

(a) In General. Executive’s service relationship with the Company: (i) may be terminated by the Company for Cause (as defined below), immediately upon delivery of written notice to Executive; (ii) may be terminated by the Company without Cause upon 30 days’ written notice; (iii) may be terminated by Executive for Good Reason (as defined below), upon delivery of notice to the Company; (iv) may be terminated by Executive for any reason other than Good Reason upon 30 days’ prior notice, provided that the Company may pay Executive an amount equal to 30 days of the Annual Services Fee in lieu of requiring Services during the notice period; (v) shall terminate upon Executive’s death; or (vi) may be terminated by either Executive or the Company if Executive suffers a Disability. For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the material Services for one hundred eighty (180) consecutive days. Any question as to the existence of Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Parties.

(b) Definitions. As used in this Agreement:

(i) “Cause” means: (i) a good faith finding by the Company (x) of Executive’s repeated and willful failure after written notice to perform Executive’s material duties for the Company or (y) that Executive has engaged in an act of dishonesty, gross negligence or misconduct; (ii) Executive’s conviction of, or Executive’s entry of a pleading of guilty or nolo contendere, for fraud, misappropriation of funds or property, or embezzlement, whether or not related to Executive’s employment with the Company, or any crime involving moral turpitude or any felony; or (iii) Executive’s breach of any material provision of this Agreement, the Business Protection Agreement other agreement with the Company, which breach is not cured within ten days’ written notice by the Company.

(ii) “Good Reason” means the satisfaction of both of the following requirements:

(A) The facts and circumstances that will constitute Good Reason are as follows: (1) without Executive’s consent, the Company diminishes Executive’s then-current Annual Services Fee by 10% or more, other than a diminution made pursuant to a compensation reduction program applicable to senior executives of the Company that is adopted by the Board; (2) without Executive’s consent, the Company materially diminishes Executive’s Duties; (3) the Company materially breaches this Agreement; or (4) without Executive’s consent, the Company requires Executive to relocate his principal place from which the Services are performed, or requires Executive to perform the Services other than principally from Puerto Rico, in each case other than reasonable business travel; and

(B) Executive will have given the Company written notice within 30 days of his knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, and the Company will have failed to cure or eliminate such fact(s) or circumstance(s) within 30 days of its receipt of such notice.

(iii) “Termination of Services” means the termination of Executive’s service relationship with the Company and, solely to the extent Section 409A applies to a payment or benefit under this Agreement, Executive’s “separation from service” with the Company within the meaning of Section 409A.

(c) Payments Upon Termination of Services.

(i) General. If there is a Termination of Services for any reason, Executive shall receive all unpaid Annual Services Fee and reimbursable expenses accrued through the date of such termination (the “Termination Date” and such obligations, the “Accrued Obligations”), which shall be paid as soon as reasonably practicable following the Termination Date. For the avoidance of doubt, if the Company terminates the Services for Cause, or Executive terminates the Services for any reason other than Good Reason, Executive will only be entitled to receive the Accrued Obligations and any vested equity or other rights that survive under their terms, and will not be entitled to any other service fees, termination payments or compensation thereafter except as expressly required under applicable law.

(ii) Additional Payments Upon Termination by the Company Without Cause or by Executive for Good Reason. If the Company terminates the Services without Cause pursuant to Section 10(a)(ii), or Executive terminates the Services for Good Reason pursuant to Section 10(a)(iii), then, subject to Section 10(d), the Company shall make a termination payment to Executive in an aggregate amount equal to twenty four (24) months of the Annual Services Fee at the rate in effect immediately prior to the Termination Date (the “Termination Payment”). The Termination Payment shall be paid in equal installments on the same schedule on which the Annual Services Fee would otherwise have been paid, beginning on the first payment date following the date on which the Separation Agreement becomes effective and irrevocable.

(d) Separation Agreement a Condition for Receipt of Termination Payment and Other Benefits. Notwithstanding anything to the contrary contained in this Agreement, the Company will have no obligation to pay or provide the compensation set forth in Section 10(c) unless Executive: (i) has returned all Property to the Company; and (ii) signs, does not revoke and complies with a separation and release agreement mutually agreed upon by the Parties (the “Separation Agreement”), which becomes effective and irrevocable no later than 60 days following the Termination Date (the “Deadline”). If these conditions are not satisfied, Executive will forfeit any rights to the compensation set forth in Section 10(c), as applicable.

11. Section 409A.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A or comply with an exemption from the application of Section 409A and, accordingly, all provisions of this Agreement will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, then such provision may be modified and given effect (retroactively if necessary), in the sole discretion of the Company and without Executive’s consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Notwithstanding anything in this Agreement to the contrary, in no event will the Company exercise its discretion to accelerate the timing or settlement of any required payment hereunder where such payment constitutes deferred compensation within the meaning of Section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision. Neither Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(b) Notwithstanding anything in this Agreement to the contrary, if a payment obligation under this Agreement arises on account of a Termination of Services and Section 409A requires a six-month delay because Executive is a “specified employee,” any payment of deferred compensation required to be delayed shall be paid in accordance with Section 409A. For purposes of this Section, the Parties intend that any reference to a separation from service shall have the meaning prescribed by Section 409A, regardless of Executive’s intended status as an independent contractor for other tax purposes.

(c) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Section 409A, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(d) If under this Agreement an amount is to be paid in two or more installments, for purposes of Section 409A each installment shall be treated as a separate payment. To the extent any payment upon a Termination of Services is eligible for an exemption from Section 409A, the Parties intend that such exemption apply to the maximum extent permitted by law.

12. Code Section 280G Matters.

(a) Notwithstanding any other provision of this Agreement or other agreement, contract, or understanding heretofore or hereafter entered into by Executive with the Company or any Subsidiary, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Executive (including groups or classes of employees or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become due (i) to the extent that such right to payment or benefit, taking into account all other rights, payments, or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by Executive from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to payment or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for Executive under any Other Agreement or any Benefit Arrangement would cause Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Employee as described in clause (ii) of the preceding sentence, then Executive shall have the right, in Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to Executive under this Agreement be deemed to be a Parachute Payment.

(b) At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from tax counsel, its auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). All such calculations and opinions shall be binding on the Company and the Executive.

13. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawbacks as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Executive, to adopt or amend any such clawback policies and procedures.

14. Executive’s Representations and Warranties.

(a) No Conflicting Agreements. Executive represents and warrants to the Company that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to provide the Duties hereunder, including, without limitation, any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in the Business Protection Agreement of this Agreement.

(b) Third-Party Information. Executive represents, warrants and covenants to the Company that he will not disclose to the Company or otherwise use, in the course of providing Services to the Company, any confidential information that he is restricted from disclosing or using pursuant to any other agreement or duty to any other Person.

(c) Binding Agreement. Upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

(d) Consultation with Counsel. The Executive hereby acknowledges and represents that the Executive has had the opportunity to consult with independent legal counsel regarding the Executive’s rights and obligations under this Agreement and that the Executive fully understands the terms and conditions contained herein.

15. Service on the Board.

(a) Nomination. At each annual meeting while the Executive is serving as the CEO of the Company, the Board will (a) nominate Executive for reelection to the Board, and (b) recommend to stockholders that they vote for Executive’s reelection to the Board thereat. Executive will not be entitled to any additional compensation or benefits for serving on the Board.

(b) Resignation. Upon termination of Executive’s Services to the Company, regardless of the reason therefor, Executive agrees that such termination shall also constitute a resignation from the board of directors of the Company and the board of directors or other governing body of each of the Company’s Affiliates to the extent he is then serving as such, and Executive shall promptly take all actions and deliver all resignation or other letters reasonably requested to give effect to this Section 15(b).

16. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder will be in writing and will be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by electronic correspondence if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Company:

Board of Directors

Volato Group, Inc.

_________________

_________________

Email: _____________; and

if to Executive:

Christopher M. Ensey

1250 Ave Ponce de Leon, STE 301 PMB 0352

San Juan, Puerto Rico 00907

Email: ce_soar@binn.io.

17. Miscellaneous.

(a) Entire Agreement. This Agreement, including Exhibit A and the Indemnification Agreement, constitutes and expresses the entire agreement of the Parties with respect to the Company’s engagement of Executive to provide the Services, and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the Parties other than those set forth herein and therein. Any and all prior agreements or understandings with respect to such matters are superseded. No modification or amendment of this Agreement, nor waiver of any of its provisions, will be valid or enforceable unless in writing and signed by both Parties.

(b) Independent Contractor Status; Taxes. The Parties intend that Executive provide the Services as an independent contractor and not as an employee of the Company. Executive shall be responsible for all federal, Puerto Rico and other income, self-employment, Social Security, Medicare and similar taxes arising from amounts paid under this Agreement and shall timely report and pay such taxes. The Company shall report payments under this Agreement on the applicable information return. Nothing in this Agreement shall prohibit the Company from withholding, remitting or reporting any amount if required by applicable law. The Parties acknowledge that Executive’s service as Chief Executive Officer and director remains subject to applicable corporate, securities, fiduciary and other law notwithstanding the intended tax classification stated in this Section.

(c) Governing Law; Arbitration; Waiver of Jury Trial. This Agreement has been made in and will be governed by, construed and enforced in accordance with the laws of the State of Delaware, exclusive of any conflicts of law principle which would apply the law of another jurisdiction, and, to the extent applicable, the laws of the United States, whether as to its validity, construction, capacity, performance or otherwise. Any controversy between the parties hereto arising out of, or relating to, this Agreement, including, without limitation, any controversy concerning the negotiation, validity or enforceability of this Agreement, or concerning the alleged inducements to enter into it, and any dispute as to whether a particular controversy is subject to arbitration, which cannot be settled amicably by the parties, shall be finally, exclusively and conclusively resolved by mandatory arbitration conducted by a single independent arbitrator in accordance with the JAMS Comprehensive Arbitration Rules (“JAMS Rules”), and pursuant to JAMS Expedited Procedures, provided for in JAMS Rules 16.1 and 16.2, by a single independent arbitrator. Any disagreement as to whether a particular claim, controversy or dispute is subject to arbitration shall be decided exclusively by the arbitrator and not by a court. If the parties hereto are unable to agree on the selection of an arbitrator, then the parties shall abide by JAMS Rules, specifically JAMS Rule 15, in respect of arbitrator selection. Any party hereto may institute such arbitration proceeding by filing the required documents with JAMS, and giving written notice to the other parties hereto. The parties agree that the arbitration shall be administered through the JAMS’ facilities located in Wilmington, Delaware, and the hearing shall be held by the arbitrator in that venue, as promptly as possible. The decision of the arbitrator shall be final and binding upon all parties and shall be rendered pursuant to a written decision which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to (a) any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information or (b) the rights of the Company set forth in Section 8 of this Agreement regarding obtaining specific performance or injunctive relief, in each case, the disputes related thereto shall be heard in the state or federal courts located in Wilmington, Delaware, and the parties agree to jurisdiction and venue therein. EACH PARTY TO THIS LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF THE PARTIES TO THIS LETTER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(d) Severability. It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, hereof are intended to be separate and divisible, severable from every other contract and course of business by and between the Parties, and will be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any portion of any provision of this Agreement will be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid or unenforceable, then (i) such portion will not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion will be deemed amended either to conform to such restrictions as such court may allow or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable. The Parties hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement or portion thereof if necessary to render it enforceable in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof. Without limiting the generality of the foregoing provisions of this Section 17(d), the Parties agree that the existence of any claim, suit or action by Executive against the Company, whether predicated upon this Agreement or any other agreement, will not constitute a defense to the Company’s enforcement of any of the Business Protection Covenants.

(e) Time is of the Essence. Time is of the essence in this Agreement.

(f) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and assigns. This Agreement will not be assignable by Executive.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute but a single instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes. Signatures of the Parties transmitted by facsimile or PDF transmission will be deemed to be their original signatures for all purposes.

(h) Survival of Certain Provisions. The provisions of Sections 4, 6, 7, 8, 10, 11, 12 and 16 of this Agreement and this Section 17 will survive a Termination of Services under this Agreement and will remain in full force and effect until the Parties have fully performed their respective obligations under such Sections and, in any event, until the applicable statute of limitations has expired.

(i) Headings; Construction. The headings of Sections and subsections contained in this Agreement are provided for convenience only. They form no part of this Agreement and will not affect its construction or interpretation. All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EXECUTIVE:

Christopher M. Ensey

COMPANY:

VOLATO GROUP, INC.

By:
Name:	Mark Heinen
Title:	Chief Financial Officer

[Signature Page to Employment Agreement with Christopher M. Ensey]

EXHIBIT A

Business Protection Agreement

(see attached)